
Schedule for Computation     Initial
of Fund Performance Data     Invest of:          $1,000

                             Offering

OLD WESTBURY GROWTH          Price/
OPPORTUNITY FUND             Share=              $10.47

Return Since Inception

  ending 4/30/97             NAV=                $10.00

FYE:  October 31

                                                 Begin                   Capital       Reinvest  Ending                    Total

DECLARED: ANNUAL             Reinvest            Period     Dividend     Gain          Price     Period      Ending        Invest
PAID:  ANNUAL                Dates               Shares     /Share       /Share        /Share    Shares      Price         Value
                             4/30/97             95.511     0.000000000  0.00000       $9.52     95.511      $9.52         $909.26



$1,000 (1+T) =               End Value
T =                          -9.07%
